Exhibit 99

United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK	Fax:740/633-1448
We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:       2:00 PM January 28, 2014

Subject:	United Bancorp, Inc. Reports Diluted Earnings per Share of $0.53 for the Year Ended December 31, 2013 up 10.42% as compared to $0.48 for the Year Ended December 31, 2012

MARTINS FERRY, OHIO ——— United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.53 for the year ended December 31, 2013 compared to $0.48 for the year ended December, 31, 2012, an increase of 10.42%. The Company reported diluted earnings per share of $0.12 for the three months ended December 31, 2013 compared to $0.09 for the same three month period ended December 31, 2012, an increase of 33.33%. The increase in earnings year-over-year and for the three months ended December 31, 2013 can be attributed to several factors which are explained in detail below.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income realized in 2013 generated an annualized 0.63% return on average assets (“ROA”) and a 7.02% return on average equity (“ROE”) compared to a ROA of 0.55% and a ROE of 6.74% for 2012. The Company’s net interest margin year-over-year was impacted by its continued conservative posturing relating to the management of its investment portfolio due to the Government’s ongoing zero-rate monetary policy. The continuing Federal Reserve monetary policy, now in its sixth year, makes it extremely risky for a financial institution to generate a normalized historic return without taking on an excessive amount of interest rate risk. With the Federal Reserve’s present monetary policy leading to higher yielding securities being called, the Company’s investment in marketable securities declined on an average basis by $35.9 million from December 31, 2012 to December 31, 2013, reducing the net interest margin to 3.65% for the year ended December 31, 2013 compared to 3.72% for the same period in 2012. The Company’s net interest margin hit a low of 3.58% as of June 30, 2013 and has shown continued improvement each quarter thereafter. This year-over-year decline in the net interest margin is attributed to the continued downward re-pricing of the Company’s assets in this sustained low rate environment. As securities were called, the Company’s liquidity was invested in short-term lower yielding investment alternatives such as cash and due from the Federal Reserve Bank which averaged $57.2 million in 2013, up $2.7 million from the previous year. To help offset the downward pressure on the net interest margin, the Company continued its focus on putting funds to work in higher-yielding quality loans. Gross loans were up $13.0 million year-over-year to a level of $309.5 million as of December 31, 2013. During this same period, the Company’s credit quality improved as non-accrual loans were down $380,000, or 11.66%, to a level of $2.88 million and net loans charged off were down by $287,000, or 21.39%, to a level of $1.05 million. Looking at current credit quality trends, loans past due thirty plus days declined by $1.01 million, or 59.62%, from December 31, 2012 to the same period in 2013. Even with this improvement in credit quality, the Company continued to provide a slightly increased provision for loan losses which was $1.24 million for the year ended December 31, 2013 compared to $1.13 million for the year ended December 31, 2012, an increase of $113,000. The provision for loan losses was increased mainly due to the credit uncertainty of several commercial relationships and for higher losses associated with the Company’s Overdraft Privilege Program. Year-over-year, the provision for losses relating to the Company’s Overdraft Privilege Program increased $73,000 as a result of a customer marketing strategy that has added approximately 2,000 new demand deposit accounts now eligible for this program. As previously discussed last quarter, the Company continues to see positive results related to service charge income on these new accounts. Overall, the increased loan loss provision net of loans charged off resulted in a total allowance for loan losses to total loans of 0.94% and a total allowance for loan losses to nonperforming loans of 100.51%, both improving from levels of 0.91% and 83.06% at year end 2012. With this continued trend of improving credit quality and coverage, the Company projects a decrease of its provision for loan losses which will have a positive impact on future core earnings. During the third quarter of 2013, the Company recorded $935,000 of a BOLI benefit in excess of the surrender charge which had a positive impact on the total noninterest income for the year.

On the liability side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower cost funding accounts while allowing higher cost funding to run off. While year-over-year low-cost funding consisting of demand and savings deposits decreased by $18.3 million from December 31, 2012 to December 31, 2013, this decrease was the result of the runoff of balances of several larger accounts that were only expected to be on deposit with the Company for a short term basis. On a positive note, higher-costing time deposit balances decreased by over $21.5 million during this same period, helping to reduce overall interest expense levels. As previously mentioned, the Company continued to see the positive impact of attracting a higher number of transaction accounts resulting in service charges on deposit accounts increasing by $295,000, or 14.31%, on a year-over-year basis as of December 31, 2013. It is projected this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation will have a limiting effect on the level of revenue realized per account which will be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee based income. Noninterest expense increased on a year-over-year basis by $515,000 or 3.83%. This increase is attributed to several factors including: higher incentives paid to loan officers relating to the increase in loan originations; ever-increasing health care and benefits costs; additional provision for losses on impairment of foreclosed real estate and the opening of the Company’s new Retail Banking and Training Center located on the west-side of the highly appealing St. Clairsville, Ohio market.” Greenwood concluded, “With this new facility which opened toward the end of the second quarter of 2013, the shifting of lower yielding liquid assets into higher yielding quality loans, the continuing growth in service charge income on deposit accounts and the potential of a lower loan loss provision, we are projecting continued improvement in our profitability.”

James W. Everson, Chairman and CEO stated, “Our mantra in our earnings releases for the past several quarters has centered on the fact we are managing our balance sheet in a fashion which is causing ‘short term pain for long term gain’. As stated above, our conservative risk management of keeping our liquidity in lower-yielding short term investments has stifled our recent earnings reports, yet continues to be prudent with the anticipation of interest rate increases as the Federal Reserve eases out of its current monetary policy which has begun as of this past December with the tapering of its level of asset purchases under its Quantitative Easing policy. At present, we continue to aggressively make loans in our banking communities and continue to resist seeking a higher return by stretching maturities on our investment portfolio until we see rates tied to longer-term investment alternatives, such as the 10 Year U.S. Treasury, reach more normalized historic levels. By investing in longer maturity securities today, we would expose our shareholders to losses in capital and earnings when interest rates normalize upward. As you can see in our financial statements, this conservative investment strategy has helped our Company preserve its book value, which improved on a year-over-year basis from $7.61 to $8.10, and its equity to assets which increased by 1.63% to a level of 9.99% as of December 31, 2013. Some of our peers have seen an erosion of their book value and capital bases due to the losses that have occurred within their investment portfolios over the course of the past year resulting from investment strategies that stretched for yield in a lower interest rate environment as interest rates moderated slightly upward. We continue to be satisfied with our current strategy to cover our overhead, provide for a proper amount of capital and reserves and make our dividend payment which continues to be generous in today’s market with a yield of 3.98% based upon our closing price this past year end. We continue to project our strategy will be proven right as we have seen within the past year the negative impact rising rates can have on the valuations of investment portfolios, capital bases and book values. In addition, as we shift more of our lower-yielding liquid investments into higher-yielding quality loans, we are starting to see a higher level of growth in our earnings. We firmly believe that we have been through our earnings trough and will see improving results in the earnings that our Company produces on a core basis in the coming quarters. With our focused commitment to remaining disciplined with our strategy and the improving earnings of our Company over the course of the past year, we have seen our market value improve by closing on December 31, 2013 at $8.03, an increase of 28.3% from the previous year-end. Being a strong and profitable Company in this presently changing banking environment and rewarding our owners with solid growth in their shareholder value continues to be our priority and our long term focus.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $389.0 million and total shareholder’s equity of approximately $38.9 million as of December 31, 2013. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

	United Bancorp, Inc. “UBCP” For the Three Months Ended		% Change
	December 31, 2013	December 31, 2012
Earnings
Interest income on loans	$3,690,757	$3,865,327	-4.52%
Loan fees	334,993	374,191	-10.48%
Interest income on securities	226,855	354,132	-35.94%

Total interest income	4,252,605	4,593,650	-7.42%
Total interest expense	658,406	882,924	-25.43%

Net interest income	3,594,199	3,710,726	-3.14%
Provision for loan losses	227,741	358,861	-36.54%
Net interest income after provision for loan losses	3,366,458	3,351,865	0.44%
Service charges on deposit accounts	647,939	543,682	19.18%
Net realized gains on sale of loans	3,734	17,802	-79.02%
Net realized loss on sale of other real estate and repossessions	2,340	—	N/A
Other noninterest income	216,734	235,298	-7.89%
Total noninterest income	870,747	796,782	9.28%
FDIC insurance premium	65,401	72,938	-10.33%
Provision for losses on impairment of foreclosed real estate	9,880	5,500	79.64%
Other noninterest expense (Excluding FDIC insurance premiums and provision for losses on impairment of foreclosed real estate)	3,331,178	3,491,551	-4.59%
Total noninterest expense	3,406,459	3,569,989	-4.58%
Income tax expense	231,744	123,279	87.98%

Net income	$599,002	$455,379	31.54%
Per share
Earnings per common share - Basic	$0.12	$0.10	20.00%
Earnings per common share - Diluted	0.12	0.09	33.33%
Cash Dividends paid	0.08	0.07	14.29%
Shares Outstanding
Average - Basic	4,811,292	4,785,790	—
Average - Diluted	4,873,657	4,817,337	—

	For the Year Ended December 31,		% Change
	2013	2012
Earnings
Interest income on loans	$15,123,725	$15,608,356	-3.10%
Loan Fees	1,136,010	1,168,135	-2.75%
Interest income on securities	765,488	1,685,774	-54.59%

Total interest income	17,025,223	18,462,265	-7.78%
Total interest expense	3,033,178	3,861,046	-21.44%

Net interest income	13,992,045	14,601,219	-4.17%
Provision for loan losses	1,240,847	1,127,634	10.04%
Net interest income after provision for loan losses	12,751,198	13,473,585	-5.36%
Service charges on deposit accounts	2,354,406	2,059,711	14.31%
BOLI benefit in excess of surrender value	935,000	—	N/A
Net realized gains on sale of loans	58,279	32,278	80.55%
Net realized loss on sale of otherreal estate and repossessions	(13,079)	(5,797)	125.62%
Other noninterest income	864,588	851,228	1.57%
Total noninterest income	4,199,194	2,937,420	42.96%
FDIC insurance premium	296,240	287,575	3.01%
Provision for losses on impairment of foreclosed real estate	239,070	83,330	186.90%
Other noninterest expense (Excluding FDIC insurance premiums and provision for losses on impairment of foreclosed real estate)	13,446,258	13,095,526	2.68%
Total noninterest expense	13,981,568	13,466,431	3.83%
Income tax expense	356,544	546,399	-34.75%

Net income	$2,612,280	$2,398,175	8.93%
Per share
Earnings per common share - Basic	$0.53	$0.49	8.16%
Earnings per common share - Diluted	0.53	0.48	10.42%
Cash Dividends paid	0.29	0.42	-30.95%
Book value (end of period)	8.10	7.61	6.44%
Shares Outstanding
Average - Basic	4,808,816	4,781,819	—
Average - Diluted	4,871,175	4,847,201	—
Common stock, shares Issued	5,375,304	5,375,304	—
Shares held as Treasury Stock	12,496	2,496	—
At year end
Total assets	$389,041,557	$438,353,660	-11.25%
Total assets (average)	417,388,000	433,866,000	-3.80%
Cash and due from Federal Reserve Bank	23,474,242	75,108,511	-68.75%
Average cash and due from Federal Reserve Bank	57,207,000	54,537,000	4.90%
Securities and other restricted stock	32,328,805	42,430,230	-23.81%
Average Securities and other restricted stock	36,158,000	72,016,000	-49.79%
Other real estate and repossessions (“OREO”)	2,201,575	1,809,914	21.64%
Gross loans	309,503,209	296,482,302	4.39%
Average loans	297,821,000	282,735,000	5.34%
Allowance for loan losses	2,894,944	2,708,045	6.90%
Net loans	306,608,265	293,774,257	4.37%
Net loans charged off	1,053,947	1,340,656	-21.39%
Non-accrual loans	2,880,288	3,260,452	-11.66%
Loans past due 30+ days (excludes non accrual loans)	684,073	1,694,154	-59.62%
Intangible assets	185,520	304,560	-39.09%
Mortgage servicing asset	87,095	112,173	-22.36%
Total Deposits	310,640,827	350,416,519	-11.35%
Non interest bearing deposits	62,282,954	67,877,887	-8.24%
Interest bearing demand	102,464,250	115,477,448	-11.27%
Savings	67,587,966	67,236,355	0.52%
Time	78,305,657	99,824,829	-21.56%
Repurchase Agreements	5,745,928	10,680,880	-46.20%
Advances from the Federal Home Loan Bank	26,990,979	32,439,498	-16.80%
Shareholders’ equity	38,870,794	36,625,833	6.13%
Shareholders’ equity (average)	37,210,000	35,581,000	4.58%
Stock data
Market value - last close (end of period)	$8.03	$6.26	28.27%
Dividend payout ratio	54.72%	85.71%	-36.16%
Price earnings ratio	15.15x	12.78x	18.59%
Market Price to Book Value	99%	82%	17.00%
Key performance ratios
Return on average assets (ROA)	0.63%	0.55%	0.08%
Return on average equity (ROE)	7.02%	6.74%	0.28%
Net interest margin (Federal tax equivalent)	3.65%	3.72%	-0.07%
Interest expense to average assets	0.73%	0.89%	-0.16%
Total allowance for loan losses to nonperforming loans	100.51%	83.06%	17.45%
Total allowance for loan losses to total loans	0.94%	0.91%	0.03%
Nonaccrual loans to total loans	0.93%	1.10%	-0.17%
Non accrual loans and OREO to total assets	1.31%	1.16%	0.15%
Net charge-offs to average loans	0.35%	0.47%	-0.12%
Equity to assets at period end	9.99%	8.36%	1.63%